Exhibit 3.2

Addus Holding Corporation

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ADDUS HOLDING CORPORATION

Under Section 242 of the Delaware General Corporation Law

Addus Holding Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that:

1. The name of the Corporation is Addus Holding Corporation.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on the 27th day of July, 2006. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 19th day of September, 2006.

3. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the First Article thereof relating to the name of the Corporation and replacing it with the following:

“The name of the corporation (herein called the “Corporation”) is Addus HomeCare Corporation.”

4. The amendment to the Restated Certificate of Incorporation of the Corporation contained herein has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned authorized person has caused this Certificate of Amendment to be executed this 10 day of July, 2009.

ADDUS HOLDING CORPORATION

By:	/s/ Francis J. Leonard
Name:	Francis J. Leonard
Title:	Secretary